Exhibit 99.2

Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL ANNOUNCES PRELIMINARY

RESULTS FROM CONTINUING OPERATIONS FOR FISCAL YEAR 2004

Earnings Per Diluted Share of $0.41 - $0.43 Exceed

Company’s FY04 EPS Growth Goal of 90% - 110%

Company Reiterates Initial Goal of $0.51-$0.55 Earnings Per Diluted Share For Fiscal Year 2005

Jacksonville, Florida (April 28, 2004) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) today announced preliminary results for its fiscal year ended April 2, 2004. The Company reported preliminary full year sales growth of 14.5% - 15.0% and earnings per diluted share from continuing operations of $0.41 - $0.43, both of which are expected to exceed the Company’s fiscal year 2004 goals. The Company will be opening the NASDAQ Stock Market for trading this morning in commemoration of its 10th anniversary as a NASDAQ-listed public company. PSS World Medical also announced that it will outline its financial goals for fiscal year 2005 and provide a preview of longer-range plans and programs during its Investor Day to be held at the NASDAQ Market Site on April 29, 2004.

The Company expects results from continuing operations within the following ranges for the fiscal year ended April 2, 2004. Final results will be announced after the close of market trading on May 26, 2004.

Fiscal Year 2004
Revenues (in millions):
Physician Business	$875 – $880
Elder Care Business	$470 – $475

Consolidated	$1,345 – $1,355

Operating Margin:
Physician Business	5.0% – 5.2%
Elder Care Business	4.4% – 4.6%

Consolidated	3.4% – 3.5%
Consolidated cash flow from operations	$20 – $22

Earnings Per Diluted Share (in dollars)	$0.41 – $0.43

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PSSI Announces Preliminary Results For Fiscal 2004

April 28, 2004

In commenting on the preliminary results, David A. Smith, President and Chief Executive Officer of PSS World Medical, said, “These preliminary results confirm that we are on course to deliver on our goals and commitments to shareholders for fiscal year 2004. Traction in our marketing programs, supported by continued improvement in our operating metrics, has solidified our success.”

In closing, Mr. Smith added, “We are pleased with these results, but expect even better performance to follow. Our efforts of the last two years have set into motion a chain of actions that has created accelerating momentum and a sustainable source of continuing growth. Please join us for our Investor Day event on April 29th to hear from our management team about our plans, programs and goals for the future.”

As previously announced, the Company will provide a live broadcast of its Investor Day presentation beginning at 8:00 a.m. Eastern time on April 29th. In addition, an online replay will be available starting approximately an hour following the conclusion of the live broadcast. A link to these events can be found in the Investor Relations section of the Company’s website, www.pssworldmedical.com, under the heading “investor events,” or at www.fulldisclosure.com.

PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations and discontinued operations for both the consolidated company and for each of its businesses in fiscal year 2004; the expected operational cash flow in fiscal year 2004; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales during fiscal year 2004; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care and assisted living customers, our expectations for revenue, operating income, operating margin, cash flow from operations and earnings per share for fiscal year 2005, as well as other expectations of growth and financial and operational performance. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our vendors; our reliance on a limited number of elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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